Exhibit 99.1

New York City REIT Announces Confirmed Voting Results of 2022 Annual Meeting

Shareholders Decisively Re-Elect Elizabeth Tuppeny to Board of Directors

NEW YORK – June 3, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) announced today that the voting results of its 2022 Annual Meeting of Stockholders have been confirmed by the Independent Inspector of Elections and that Elizabeth Tuppeny has been decisively re-elected to the Company’s Board of Directors (the “Board”). Ms. Tuppeny will continue to serve as NYC’s Lead Independent Director, a role she has held since 2014.

Michael Weil, Chairman and CEO of NYC, said, “We are delighted that Elizabeth Tuppeny will continue to serve on our Board as lead independent director. NYC’s stockholders clearly have recognized Elizabeth’s extensive real estate expertise and her many important contributions to NYC’s success. Following this gratifying election result, the Board and management team are excited to build on NYC’s strong business momentum and further execute our growth strategy as New York City emerges from the pandemic. We thank our fellow stockholders for their support and are committed to building long-term value on their behalf.”

In addition to re-electing Ms. Tuppeny to the Board, the Independent Inspector of Elections also reported that stockholders have ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2022; approved a proposal regarding an advisory vote on the Company’s executive compensation; and approved a period of one year for a proposal regarding the frequency of the advisory vote on executive compensation.

Additional information regarding the results of the 2022 Annual Meeting of Stockholders will be available in a Form 8-K current report filed with the Securities and Exchange Commission.

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022, and all other filings filed with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in NYC’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Media Contacts

Jonathan Gasthalter/Mark Semer

Gasthalter & Co.

(212) 257-4170

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